Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I
(Form Type)

Stonepeak-Plus Infrastructure Fund LP
(Name of Issuer)

Stonepeak-Plus Infrastructure Fund LP
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$15,815,268.43(1)	0.0001531	$2,421.32(2)
Fees Previously Paid
Total Transaction Valuation	$15,815,268.43
Total Fees Due for Filing			$2,421.32
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$2,421.32

(1)
The transaction value is calculated as the aggregate maximum purchase price for limited partnership units (the “Units”) of Stonepeak-Plus Infrastructure Fund LP (the “Fund”). This amount is based upon the offer to purchase up to 561,776 Units and the net asset value per Class A-1a Unit, Class A-1b Unit, Class A-1c Unit, Class F-1 Unit and Class X Units as of June 30, 2025 of $28.14, $28.15, $28.15, $28.15 and $28.51, respectively.

(2)
Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.